UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2016

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective as of February 5, 2016, Nuverra Environmental Solutions, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Joseph M. Crabb, the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary. Pursuant to the Agreement, Mr. Crabb will continue to receive his current annual base salary as previously disclosed, which will be reviewed annually by the Company’s Board of Directors or its Compensation Committee. In addition, Mr. Crabb will be eligible to participate in and receive benefits under the Company’s equity-based compensation and executive incentive plans at the discretion of the Board, subject to any clawback policy adopted by the Company. The Agreement will continue indefinitely until terminated pursuant to its terms.

If Mr. Crabb is terminated without cause or terminates his employment for good reason, he shall be entitled to receive certain severance benefits. In addition to payment of his unpaid base salary, vacation, and reimbursements incurred through the termination date, Mr. Crabb shall be entitled to receive a lump sum payment equal to twelve (12) months of base salary in effect immediately prior to the termination date, twelve (12) months of the Company’s COBRA premiums in effect on the termination date, a lump sum payment equal to at least 100% of the bonus or bonuses that he otherwise would have received in the fiscal year during which the termination date occurs, and accelerated vesting and or exercisability of all then outstanding equity awards (excluding such portion of equity awards whose vesting is based on performance-based criteria).

If Mr. Crabb is terminated without cause or terminates his employment for good reason within twelve (12) months after a change of control, or if Mr. Crabb is terminated by the Company without cause within six (6) months prior to a change of control if such termination was in contemplation of such change of control, he shall be entitled to receive the severance benefits described above for termination without cause or termination for good reason, subject to the following changes: he shall be entitled to an additional lump sum payment equal to the sum of 1.9 times the annual base salary then in effect and twelve (12) months of the Company’s COBRA premiums then in effect, in lieu of the bonus payment provided without a change of control, a lump sum payment equal to one hundred percent (100%) of all bonuses attributable to the fiscal year during which the termination date occurs at target, and acceleration in full, effective as of the termination date, of all performance-based awards regardless of whether or not such performance based awards would become vested and exercisable.

If at any time Mr. Crabb’s employment is terminated by the Company for cause or voluntarily terminated employment by Mr. Crabb without good reason, he will not be entitled to any severance payments or other severance benefits.

During and after termination of the Agreement, Mr. Crabb is obligated to maintain the Company’s confidential information in confidence. In addition, he agrees to certain non-competition and non-solicitation covenants for a one-year period following any termination of his employment.

The foregoing description of the Agreement is only a summary and does not purport to be a complete description of the terms and condition under the Agreement, and such description is qualified in its entirety by reference to the full text of the Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: February 11, 2016	By:	/s/ Daniel Pon
Name: Daniel Pon
Title: Vice President of Human Resources